SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant    [X]

Filed by a Party other than the Registrant   [  ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for use of the Commission only (as permitted by
       Rule 14a-6(e)(2))
[ x ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         COMMAND SECURITY CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

   -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                         COMMAND SECURITY CORPORATION
                           Route 55, Lexington Park
                        Lagrangeville, New York 12540

                       -------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held March 14, 2000

                       --------------------------------


To the shareholders of Command Security Corporation:

     The annual meeting of shareholders of Command Security Corporation will be held at its executive offices, located at Route 55, Lexington Park, Lagrangeville, New York on March 14, 2000, at 10:00 o'clock in the forenoon, eastern standard time, for the following purposes:

         1. To elect five directors, Messrs. Franklyn H. Snitow, William C. Vassell, Gordon Robinett, Gregory J. Miller and Peter J. Nekos, to hold office until their respective two year terms expire and until their successors have been elected and qualified.

         2. To ratify the selection of auditors for the fiscal year ending March 31, 2000.

         3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on January 25, 2000, are entitled to notice of and to vote at the meeting and at any adjournment thereof. A complete list of shareholders entitled to vote will be available for inspection by shareholders at the executive offices of the Company at least ten days before the date of the meeting.

                                          By order of the Board of Directors.

                                          Debra M. Miller, Secretary

Dated: February 14, 2000
       Lagrangeville, New York

IMPORTANT - Please sign the enclosed proxy and mail it promptly in the postpaid return envelope provided, particularly if you do not expect to attend the meeting in person.

              IT IS IMPORTANT THAT YOUR SHARES BE VOTED IN ORDER
              TO AVOID DELAYS AND THE ADDITIONAL EXPENSE TO THE
              COMPANY OF FURTHER SOLICITATION. PLEASE MAIL YOUR
              PROXY PROMPTLY.

                         COMMAND SECURITY CORPORATION
                           Route 55, Lexington Park
                        Lagrangeville, New York 12540

                        ------------------------------

                               PROXY STATEMENT

                        ------------------------------


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Command Security Corporation ("Company") to be used at the annual meeting of shareholders of the Company to be held on March 14, 2000, at 10:00 o'clock in the forenoon, eastern standard time, at its executive offices, located at Route 55, Lexington Park, Lagrangeville, New York, for the purposes set forth in the accompanying notice of annual meeting of shareholders. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at anytime before it is exercised, either in person at the annual meeting or by written notice or by a duly executed proxy, bearing a later date, sent to the Secretary of the Company. If no instructions are given on the proxy, it will be voted as herein recommended by the board of directors. The Company anticipates mailing this proxy statement and the accompanying proxy to shareholders on or about February 14, 2000. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and employees, may solicit proxies from shareholders personally or by telephone or other forms of communication. The Company may also require the assistance of certain broker-dealers and/or proxy solicitation agents in obtaining completed proxies from shareholders. Such assistance would be in the form of telephonic or written communication by employees of such broker-dealers and/or proxy solicitation agents. No contract or compensation is anticipated in connection with any such solicitation. All expenses of proxy solicitation will be borne by the Company.

     As of January 25, 2000, (the "Record Date") there were 6,437,343 shares of the Company's common stock issued and outstanding, held by approximately 1,318 beneficial owners and 207 holders of record. Each share of common stock is entitled to one vote. Only holders of record of common stock at the close of business on January 25, 2000 will be entitled to vote at the meeting.

     Proxies will be received and tabulated by the Company's transfer agent. Votes cast in person at the meeting will be tabulated by an election inspector appointed by the Company. Abstentions and "broker non-votes" are included in the determination of the number of shares present at the meeting. Abstentions are counted in tabulations of the vote cast on proposals presented to the shareholders, whereas broker non-votes are not counted in tabulations of the votes cast. Neither are counted as votes cast "for" a proposal.

     If fewer shares are voted in favor of the proposals than required for their approval, the meeting may be adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the meeting, all proxies will be voted on the matter(s) to be considered at the reconvened meeting in the same manner as such proxies would have been voted on the matter at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or changed), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting. Any such adjournment will require the affirmative vote of a majority of the shares present at the session of the meeting to be adjourned. A proxy granting authority to vote upon such other business incidental to the conduct of the meeting as may properly come before the meeting will constitute authority to vote in favor of one or more adjournments of the meeting.

     None of the Company's executive officers, directors, or director nominees have any substantial interest, direct or indirect, in any matter to be voted on other than election or appointment to office.

                                PROPOSAL NO. 1

                            ELECTION OF DIRECTORS

     The Company's bylaws provide for its Board of Directors (the "Board") to be divided into two classes. Directors are elected by a plurality of the votes of the shareholders. The Company's by-laws provide that there shall be not more than twenty-one nor fewer than three directors of the Company, with the exact number to be determined from time to time by the Board. On June 22, 1998, in conjunction with the appointment of Franklyn H. Snitow, Esq. as director, Acting President and CEO, the Board resolved to expand the number of directors from eight (8) to nine (9). Proxies cannot be voted for a greater number of persons than the number of nominees named.

     The Board proposes that Messrs. Franklyn H. Snitow, William C. Vassell, Gordon Robinett, Gregory J. Miller and Peter J. Nekos, whose terms of office expire at the upcoming annual meeting of shareholders, be re-elected as directors. It is not anticipated that any of these nominees will become unavailable for any reason, but, if that should occur before the meeting, the appointees named in the proxy reserve the right, in the exercise of their sole discretion, to substitute and to vote for any other person selected by the Company's Board of Directors as nominee in place of such nominee or to vote for such lesser number of directors as may be prescribed by the Board in accordance with the Company's Certificate of Incorporation and bylaws.

     In accordance with Securities and Exchange Commission regulations, the enclosed proxy card provides shareholders with an opportunity to grant to, or withhold from, the appointees named therein the authority to vote for the election of any director nominee named above.

     The Board recommends that shareholders vote FOR the foregoing nominees.

     The following information is furnished as to the nominees:

Name                              Age      Title             Since
----                              ---      -----             -----
Franklyn H. Snitow                52       Director          1998

William C. Vassell                41       Director          1983

Gordon Robinett                   64       Director          1990

Gregory J. Miller                 40       Director          1992

Peter J. Nekos                    72       Director          1991


     Franklyn H. Snitow was elected Acting President, Chief Executive Officer and Director by the Board at a meeting conducted on June 22, 1998. As stated above, Mr. Snitow's election was the result of a stipulation entered into by the other eight members of the Board of Directors pursuant to the derivative action commenced on or about December 4, 1997. On January 12, 1999, the Appellate Division modified the lower Court's order to continue Mr. Snitow's authority to discharge his responsibilities as Acting President, Chief Executive Officer and Director pending the underlying litigation. During the past five years, Mr. Snitow has been a partner in the law firm of Snitow & Pauley. On July 1, 1998 he became a partner in the law firm of Snitow & Cunningham, LLP. Mr. Snitow is compensated at the rate of $300 per hour for services rendered to the Company. He is reimbursed for any expenses incurred in connection with the rendering of such services and is authorized to engage the services of others at the expense of the Company to assist in performance of his duties and responsibilities. Mr. Snitow will be indemnified by the Company pursuant to an Indemnification Agreement to the extent permitted in accordance with New York law, the Company's Certificate of Incorporation and its bylaws. Mr. Snitow has been a director of Tofutti Brands, Inc. since 1990. Mr. Snitow obtained a Bachelor of Arts Degree from American University in 1967 and a Juris Doctor Degree from New York Law School in 1970.

     William C. Vassell has been Chairman of the Board since 1983. Mr. Vassell had been Chairman of the Board, President and Chief Executive Officer of the Company since 1983, when the Company repurchased the remaining 50% of its then outstanding Common Stock (he became a 50% owner of the Company in 1980). In connection with the Company's acquisition of United Security Group, Inc. ("United"), Mr. Vassell resigned from the offices of President and Chief Executive Officer on February 24, 1995, and retained his position as Chairman of the Board. He has been a director of the Company since 1980, and has been a member of the Executive Committee since March 1995. Mr. Vassell is active in various industry and trade associations. He twice was Chairman of the Mid-Hudson Chapter of the American Society for Industrial Security (the nationally recognized security association), and he is a Certified Protection Professional within the Society. He is also a director of the Associated Licensed Detectives of New York State and a member of the Committee of National Security Companies.

     Gordon Robinett was appointed Vice Chairman of the Board of Directors on February 24, 1995. He served as Treasurer of the Company from May, 1990 until August 1, 1996 when Mr. Robinett and the Company agreed to mutually terminate his employment. In August, 1997, Mr. Robinett was engaged as Acting Treasurer until a replacement for the Company's former Chief Financial Officer, H. Richard Dickinson was approved by the Board. On July 1, 1999, Mr. Robinett resigned as Acting Treasurer in conjunction with the Board's approval of Nathan Nelson as the Company's new Chief Financial Officer and Executive Vice President. Mr. Robinett has been a director since 1990. From May 1989 to April 1990, he was a consultant to Uniforce Temporary Personnel, Inc., a publicly held national temporary personnel agency, and managed his personal investments. From 1968 to April 1989, he was employed by Uniforce, initially as Controller and thereafter as Vice President of Finance, Secretary and Treasurer; and he continues to serve as a member of its board of directors. Mr. Robinett also is currently a director of Comforce Corporation.

     Gregory James Miller has been a director of the Company since September 1992. Since 1987 he has served as General Counsel for Goldline Connectors, Inc., a Connecticut-based electronics manufacturer, and sits on its board of directors. Mr. Miller also serves "of counsel" to Benenson & Kates, in New York, handling labor law and contract negotiations for security guard clients, and has handled various legal matters for the Company since 1985. Mr. Miller is currently employed by Goldline Connectors, Inc. He has a Bachelors Degree from Kalamazoo College, and a Juris Doctor degree from New York Law School, where he was an editor of the Journal of Human Rights.

     Peter J. Nekos has been a director of the Company since March 1991. Mr. Nekos is a certified public accountant. From July 1984 to June 1986 he was a partner of Nekos & Kilduff, an accounting firm located in New Rochelle, New York. He operated his own accounting firm in Mamaroneck, New York from July 1986 until September 1996. At present he operates in Valhalla, New York.

     Each member of the Board, other than Franklyn H. Snitow, Esq., entered into a Shareholder Voting Agreement dated March 8, 1995, which was finally memorialized on March 24, 1995, and which was amended on June 2, 1995 to include H. Richard Dickinson and on September 22, 1997 to include Thomas P. Kikis ("Agreement"). The Agreement provides that each person then on the Board will (i) vote all shares beneficially owned by him ("Shares") for the election to directorships of each of the other members of the Board, (ii) refrain from voting any of his shares for any action that would result in the increase or decrease of the number of positions on the Board or for the removal, without cause, of any member of the Board, and (iii) in the event of death, resignation or removal of any director, vote all of his shares in favor of the election of a person to be designated as replacement in accordance with the Agreement. The validity of this Shareholder Voting Agreement is being litigated as part of the lawsuit discussed in the Section entitled "Director and Executive Officers." (See, "Directors and Executive Officers").

     The provisions of the Agreement will make it more difficult for the shareholders to replace the current directors. The Agreement provides that it will remain in effect so long as the parties thereto continue to hold shares.

                                PROPOSAL NO. 2

                                   AUDITORS

     D'Arcangelo & Co., LLP audited the financial statements of the Company for the fiscal year ending March 31, 1999 and has been selected by the Board to audit the Company's financial statements for the fiscal year ending March 31, 2000. Representatives of D'Arcangelo & Co., LLP are expected to be present at the meeting, with the opportunity to make a statement and to be available to respond to appropriate questions. At the meeting, the shareholders will be asked to ratify the selection.

     The Board recommends that shareholders vote FOR this Proposal.

                           COMMITTEES AND MEETINGS
                          OF THE BOARD OF DIRECTORS

     The Company has the following standing committees: Executive, Compensation, and Audit. The Company does not have a Nominating Committee. The Executive Committee includes Messrs. Vassell and Peter T. Kikis, and had one seat open during the fiscal year ended March 31, 1999. The Executive Committee advises management between Board meetings and considers matters prior to presentation to the full Board. The Executive Committee meets regularly (at least twice monthly). The Compensation Committee includes Messrs. Vassell, Sands, and Peter T. Kikis. The Compensation Committee advises the Board on compensation-related issues with respect to the Company's employees. The Audit Committee includes Messrs. Robinett, Nekos and Saunders. The Audit Committee is responsible for recommending a selection for the Company's auditors and for advising the Board with respect to all audit, control and accounting matters. All committee meetings were attended by at least 75% of the directors comprising the committee.

     The Company's Board met five times during the fiscal year ended March 31, 1999 and took action by Unanimous Written Consent on one occasion. The Company's Executive Committee met approximately twice each month during the fiscal year ended March 31, 1999; the Company's Audit Committee met once during the fiscal year ended March 31, 1999. The Company's Compensation Committee met once during the fiscal year ended March 31, 1999. Each non-employee member of the Board is currently entitled to receive $1,000 per Board meeting.

                       DIRECTORS AND EXECUTIVE OFFICERS

     On or about December 4, 1997, an outside shareholder and four of the Company's directors (Sands, P. Kikis, Saunders, and T. Kikis) commenced an action in the Supreme Court of the State of New York, County of New York (Index No. 606166/97) against the other four directors (Vassell, Robinett, Nekos and Miller), the Company's outside corporate and securities counsel and the Company itself in a lawsuit characterized as a derivative action. The complaint alleges that one or more of the defendant-directors engaged in improper activities, including ultra-vires acts, breach of fiduciary duty, fraud against the Company, constructive fraud, waste of corporate assets and concealment of information from the plaintiff-directors regarding the Company's earnings, lacked power to enter into an employment agreement on behalf of the Company with Mr. Robinett, and entered into service contracts with financially unstable companies without performing due diligence. The complaint further alleges that the Company has failed to appoint a replacement to the office of president and that the directors have entered into a shareholder agreement which is violative of public policy. Plaintiffs seek the award of money damages in an amount which is "not less than $11 million" from the individual defendants, a declaratory judgment that the shareholder agreement is void, an order for an accounting, certain other injunctive relief and attorneys' fees and disbursements.

     The Company has interposed an answer denying the allegations contained in the complaint. The individual defendants have stated that they believe the allegations are completely without merit and intend to vigorously defend against each and every claim. The Company's Certificate of Incorporation and the Business Corporation Law of New York provide for indemnification of officers and directors with respect to damages and legal fees incurred in connection with lawsuits against them arising by reason of serving the Company. Due to the fact that certain members of the Board have chosen to participate as plaintiffs in this lawsuit, the Company may not have coverage under its officers and directors liability insurance policy. The defendant-directors intend to seek indemnification, and have received advancements of legal fees incurred in connection with their defense, from the Company. Through February 1, 2000, the Company has expended approximately $204,000 in legal fees in defense of this matter on its own behalf as well as on behalf of the defendant officers and directors. In addition, the Company has expended $100,000 for legal fees on behalf of the plaintiff directors in December, 1998, and in March, 1999 accrued $92,000 for contingent legal fees incurred by one of the defendants, where management has determined that indemnification by the Company is probable. On or about March 25, 1998, the plaintiffs filed a motion for the appointment of a temporary receiver. On June 5, 1998, the Court ordered the appointment of a temporary receiver, but prior to the order taking effect, the parties agreed to a stipulation pursuant to which Franklyn H. Snitow, Esq., was appointed Acting President and Chief Executive Officer and acting ninth Board member during the pendency of the defendants' appeal to the Appellate Division of the decision to appoint a receiver. Based on the stipulation, the defendant's request to the Appellate Division for a stay pending the appeal of the order appointing the receiver was granted. On January 12, 1999, the Appellate Division dismissed the appeal and modified the lower court's order to continue Mr. Snitow's authority to discharge his responsibilities as Acting President, Chief Executive Officer and Director pending the underlying litigation. The Company is unable to reasonably estimate the potential impact on the Company's financial condition and results of operations from this lawsuit. The foregoing information presented regarding indemnification is intended to comply with Section 725(c) of the New York Business Corporation Law.

     The Company's by-laws require that the Board be divided into two classes. The first class consists of directors Steven B. Sands, Peter T. Kikis, Lloyd H. Saunders, III and Thomas Kikis. The second class consists of Franklyn H. Snitow, Esq., William C. Vassell, Gordon Robinett, Peter J. Nekos and Gregory J. Miller. The terms of the directors in the first class will expire at the meeting of shareholders for the year 2000 or until their successors are elected and qualified. The terms of the directors in the second class expire at the upcoming meeting of shareholders. Each director's term is for two years. A classified Board makes it more difficult for shareholders to change the majority of directors. Depending on the number of people in each class it could take two (2) annual meetings to replace a majority of the Board.

     Each member of the Board, other than Franklyn H. Snitow, Esq., entered into a Shareholder Voting Agreement on March 8, 1995, which was finally memorialized on March 24, 1995, and which was amended on June 2, 1995 to include H. Richard Dickinson and on September 22, 1997 to include Thomas Kikis. The Agreement provides that each party to said agreement then on the Board will (i) vote all shares beneficially owned by him ("Shares") for the election to directorship of each of the other members of the Board, (ii) refrain from voting any Shares for any action that would result in the increase or decrease of the number of positions on the Board or for the removal, without cause, of any member of the Board, and (iii) in the event of death, resignation or removal of any director, vote all Shares in favor of the election of a person to be designated as replacement in accordance with the Agreement. The validity of this Shareholder Voting Agreement is being litigated as part of the lawsuit discussed in the Section entitled "Director and Executive Officers".

     Simultaneously with the execution of the above-referenced voting agreement, all of the persons then on the Board signed a Unanimous Written Consent which provides for them to designate replacements for any current director upon death, resignation, removal or inability to serve. Messrs. Vassell, Nekos, Miller and Robinett were given the authority to nominate their replacements; Messrs. Sands, Saunders and Thomas Kikis were given the authority to nominate their replacements; and Mr. Peter Kikis was given the authority to nominate his replacement. The Board members agreed that their respective nominees of any replacements could be provided at a later date.

     The following table provides information concerning each person who was an executive officer or director of the Company on February 1, 2000.

Name                           Age       Title
----                           ---       -----

Franklyn H. Snitow, Esq.       52        Director and Acting President and CEO

William C. Vassell             41        Chairman of the Board and Director

Gordon Robinett                64        Vice Chairman of the Board
                                         and Director

Thomas P. Kikis                38        Director

Gregory J. Miller              40        Director

Peter J. Nekos                 72        Director

Peter T. Kikis                 76        Director

Steven B. Sands                40        Director

Lloyd H. Saunders, III         45        Director

Eugene U. McDonald             50        Sr. Vice President - Operations

Nathan  Nelson                 51        Chief Financial Officer
                                         and Executive Vice President

Debra M. Miller                44        Secretary

     Franklyn H. Snitow was elected Acting President, Chief Executive Officer and Director by the Board at a meeting conducted on June 22, 1998. As stated above, Mr. Snitow's election was the result of a stipulation entered into by the other eight members of the Board of Directors pursuant to the derivative action commenced on or about December 4, 1997. On January 12, 1999, the Appellate Division modified the lower Court's order to continue Mr. Snitow's authority to discharge his responsibilities as Acting President, Chief Executive Officer and Director pending the underlying litigation. During the past five years, Mr. Snitow has been a partner in the law firm of Snitow & Pauley. On July 1, 1998 he became a partner in the law firm of Snitow & Cunningham, LLP. Mr. Snitow is compensated at the rate of $300 per hour for services rendered to the Company. He is reimbursed for any expenses incurred in connection with the rendering of such services and is authorized to engage the services of others at the expense of the Company to assist in performance of his duties and responsibilities. Mr. Snitow will be indemnified by the Company pursuant to an Indemnification Agreement to the extent permitted in accordance with New York law, the Company's Certificate of Incorporation and its bylaws. Mr. Snitow has been a director of Tofutti Brands, Inc. since 1990. Mr. Snitow obtained a Bachelor of Arts Degree from American University in 1967 and a Juris Doctor Degree from New York Law School in 1970.

     William C. Vassell has been Chairman of the Board since 1983. Mr. Vassell had been Chairman of the Board, President and Chief Executive Officer of the Company since 1983, when the Company repurchased the remaining 50% of its then outstanding Common Stock (he became a 50% owner of the Company in 1980). In connection with the Company's acquisition of United Security Group, Inc. ("United"), Mr. Vassell resigned from the offices of President and Chief Executive Officer on February 24, 1995, and retained his position as Chairman of the Board. He has been a director of the Company since 1980, and has been a member of the Executive Committee since March 1995. Mr. Vassell is active in various industry and trade associations. He twice was Chairman of the Mid-Hudson Chapter of the American Society for Industrial Security (the nationally recognized security association), and he is a Certified Protection Professional within the Society. He is also a director of the Associated Licensed Detectives of New York State and a member of the Committee of National Security Companies.

     Gordon Robinett was appointed Vice Chairman of the Board of Directors on February 24, 1995. He served as Treasurer of the Company from May, 1990 until August 1, 1996 when Mr. Robinett and the Company agreed to mutually terminate his employment. In August, 1997, Mr. Robinett was engaged as Acting Treasurer until a replacement for the Company's former Chief Financial Officer, H. Richard Dickenson was approved by the Board. On July 1, 1999, Mr. Robinett resigned as Acting Treasurer in conjunction with the Board's approval of Nathan Nelson as the Company's new Chief Financial Officer and Executive Vice President. Mr. Robinett has been a director since 1990. From May 1989 to April 1990, he was a consultant to Uniforce Temporary Personnel, Inc., a publicly held national temporary personnel agency, and managed his personal investments. From 1968 to April 1989, he was employed by Uniforce, initially as Controller and thereafter as Vice President of Finance, Secretary and Treasurer; and he continues to serve as a member of its board of directors. Mr. Robinett also is currently a director of Comforce Corporation.

     Peter T. Kikis became a director of the Company on February 24, 1995 in connection with the acquisition of United. He has also served as Chairman of the Company's Executive Committee of the Board since March, 1995. He is a director of Deltec International S.A., the parent of Deltec Development Corporation, the former subordinated debt lender to the Company. Since 1950, Mr. Kikis has been the President and a principal in Spencer Management Company, a real estate development and management company in New York, New York. From 1972 to 1992, Mr. Kikis was Chairman of the Board of Directors and a principal of McRoberts Protective Agency, a New York based provider of security guard services. Mr. Kikis is the father of Thomas P. Kikis who is also a director of the Company.

     Peter J. Nekos has been a director of the Company since March 1991. Mr. Nekos is a certified public accountant. From July 1984 to June 1986 he was a partner of Nekos & Kilduff, an accounting firm located in New Rochelle, New York. He operated his own accounting firm in Mamaroneck, New York from July 1986 until September 1996. At present he operates in Valhalla, New York.

     Gregory James Miller has been a director of the Company since September 1992. Since 1987 he has served as General Counsel for Goldline Connectors, Inc., a Connecticut-based electronics manufacturer, and sits on its board of directors. Mr. Miller also serves "of counsel" to Benenson & Kates, in New York, handling labor law and contract negotiations for security guard clients, and has handled various legal matters for the Company since 1985. Mr. Miller is currently employed by Goldline Connectors, Inc. He has a Bachelors Degree from Kalamazoo College, and a Juris Doctor degree from New York Law School, where he was an editor of the Journal of Human Rights.

     Steven B. Sands was appointed to the Board on March 30, 1994, in accordance with the provisions of the Company's agreement with Sands Brothers executed in connection with the Company's 1993 Private Placement. Mr. Sands is Chairman of the Board of Sands Brothers & Co., Ltd., a Delaware corporation registered as a broker-dealer. Mr. Sands also has interests in certain entities which own the Company's stock. Mr. Sands is currently on the board of directors of the following publicly-traded companies: The Village Green Bookstore, Inc.; and Semi-Conductor Packaging Materials, Inc.

     Lloyd H. Saunders, III, became a director of the Company on February 24, 1995 in connection with the acquisition of United. He is a managing director at Sands Brothers and has been so since 1991. From 1989 to 1990, he was a private investor and from 1986 to 1988 he was the Director of Corporate Finance for Whale Securities, New York, New York.

     Thomas P. Kikis became a director of the Company on September 22, 1997 in accordance with the terms of the Shareholders Voting Agreement entered into by the Directors of the Company as of March 8, 1995. For the last six years, Mr. Kikis' principal occupation has been president of Kikis Asset Management Corporation located in New York, New York. In September 1998, he formed Arcadia Securities, LLC, a New York registered broker-dealer. Mr. Kikis is the son of Mr. Peter T. Kikis who is also a director of the Company.

     Eugene U. McDonald has more than 26 years experience in the security business. He joined the Company in October of 1992 as Vice President of Corporate Services, and in 1995, he took over the position of Senior Vice President - Operations. Mr. McDonald has held senior management positions with Globe Security (1973-1990) and Burns International Security Services (1990-1992). He has extensive direct personal experience with the handling of specialized security personnel for cleared facilities as evidenced by his duties as Group Vice President of Energy Services for Globe Security. He is active in the American Nuclear Society, Institute of Nuclear Materials Management, American Society for Industrial Security and the Connecticut Police Chiefs Association.

     Nathan Nelson was appointed Chief Financial Officer and Executive Vice President of the Company in July 1999. Before joining the Company, Mr. Nelson was the Chief Financial Officer and Treasurer of Tower Air, Inc. From 1993 to 1998, Mr. Nelson was the Chief Financial Officer for the Amana Tool Corporation. From 1992 to 1993, Mr. Nelson was the Chief Financial Officer and a director for American Dream Airlines. Prior to that, Mr. Nelson was the Treasurer of Trump Shuttle, Inc. from 1989 through 1992. Mr. Nelson is not presently a director of any publicly-held companies.

     Debra M. Miller has been employed by the Company since September 1983, initially as Office Manager and, since March 1986, as Corporate Secretary.

                           OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the number and percentage of common stock (being the Company's only voting securities) beneficially owned by (i) each person who owns of record (or is known by the Company to own beneficially) 5% or more of the Company's common stock or as to which he has the right to acquire within 60 days of February 1, 2000, (ii) each director and executive officer and (iii) all of said beneficial owners, officers and directors as a group, as of February 1, 2000. Except as indicated below, the address for each director and executive officer is the Company's principal office at Lexington Park, Route 55, Lagrangeville, New York 12540.

     Other than as set forth in the following table or pursuant to the Agreement, the Company is not aware of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who owns more than 5% of the common stock of the Company.


                               Amount and
                               Nature of
                               Beneficial
Name                           Ownership<F1>      Percent of Class<F8>
----                           -------------      --------------------

William C. Vassell             1,030,000          16.0%

Steven B. Sands/                 949,912<F2>      13.1%
Sands Brothers &
Co., Ltd.
101 Park Avenue
New York, NY

Franklyn H. Snitow                     0          <F9>

Gordon Robinett                  262,500<F3>       3.9%

Peter T. Kikis                   641,832<F4>       9.4%

Peter Nekos                       12,500<F5>      <F9>

Debra Miller                         100          <F9>

Lloyd H. Saunders, III               500          <F9>

Gregory J. Miller                 10,000<F6>      <F9>

Thomas P. Kikis                1,007,548<F7>      14.6%

Eugene U. McDonald                 1,250          <F9>

Nathan Nelson                          0          <F9>

All Officers and               3,274,310          41.0%
Directors as a Group           <F2><F3><F4>
(12 Persons)                   <F5><F6><F7>
                               <F8>


<F1> The Company has been advised that all individuals listed above, except
Steven B. Sands (see Note (2), below) and Peter T. Kikis (see Note (4), and
(7) below) have the sole power to vote and dispose of the number of shares set forth opposite their names.

<F2> Includes 924,412 shares (824,412 shares of which are issuable upon conversion of shares of the Company's Series A Preferred Stock, (the "Series A Preferred Stock") owned by Katie and Adam Bridge Partners, L.P. Mr. Sands may be deemed to control the corporate general partner of this entity. Also includes 25,000 shares owned by Owl-Partners, L.P. Mr. Sands may be deemed to control the corporate general partner of this entity. Does not include 192,550 shares owned by partnerships in which an affiliate of Sands Brothers & Co., Ltd., other than Mr. Sands, may be deemed to be the beneficial owner. Mr. Sands is the Co-Chairman and Chief Executive Officer of Sands Brothers & Co., Ltd. On March 30, 1994, Mr. Sands was elected to the Company's Board. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." The above information was provided to the Company by Mr. Sands.

<F3> Includes 107,500 shares underlying presently exercisable non-qualified stock options and 120,000 shares underlying warrants that are currently exercisable.

<F4> Includes 300,000 shares underlying warrants currently exercisable,
108,832 shares issuable upon conversion of Series A Preferred Stock.

<F5> Includes 10,000 shares underlying warrants currently exercisable.

<F6> Includes 10,000 shares underlying warrants currently exercisable.

<F7> A Schedule 13D filed by Thomas P. Kikis, Kikis Asset Management
Corporation ("KAMC") and Arcadia Securities, LLC ("Arcadia"), filed on or about January 31, 2000, indicates that these shares are beneficially owned by KAMC and Arcadia as follows: KAMC, 801,248 shares; Arcadia, 206,300 shares. Of the 801,248 shares held by KAMC on behalf of its clients, 641,832 shares are beneficially owned by Peter T. Kikis, including 300,000 shares issuable upon the exercise of warrants and 108,832 shares issuable upon the conversion of Series A Preferred Stock. KAMC also holds 144,416 shares on behalf of Thomas P. Kikis, including 54,416 shares issuable upon the conversion of Series A Preferred Stock. KAMC, as investment advisor to its advisory clients, has sole voting power and dispositive power over 801,248 shares. Arcadia, as a broker-dealer to its brokerage clients, has sole voting power and dispositive power over 206,300 shares.

<F8> Percent of class for each shareholder is calculated as if all options and warrants included in the table for such shareholder are outstanding. The number of outstanding shares of common stock is 6,437,343. The percent of class for all executive officers and directors as a group is calculated as if all options and warrants held by any shareholders included in the group are outstanding. The denominator for the group calculation is 7,972,503.

<F9> Less than 1 percent.



               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                    Board Report On Executive Compensation

     The Company's Compensation Committee advises the Board on all matters related to the compensation of executive officers and is currently comprised of William C. Vassell, Peter T. Kikis and Steven B. Sands. The Compensation Committee's policy for determining compensation for management personnel is based on its understanding of the market rate for similar positions in an effort to attract and retain qualified personnel. Raises are granted based on performance which is measured in terms of a wide range of factors including the Company's earnings, revenue, period to period performance, acquisitions, cost savings, length of service, creativity and financing.

     Mr. Vassell's compensation has been fixed by an employment agreement which became effective as of July, 1990. As a result of full Board action, this agreement was amended as of February 24, 1995 (the date on which the assets of United were acquired), to increase the base salary to $150,000 and to extend the terms to July 19, 2000. The purpose of the extension was to ensure continuity of management during the five-year period following the acquisition of substantially all of the assets of United. The increase in salary payable to Mr. Vassell was determined by the Board to be in accordance with competitive rates paid senior executive officers of comparably sized companies in the security industry.

     In making determinations with respect to compensation, the Company reviewed the compensation paid to chief executive officers at other security guard companies with which the Board was familiar. The base salary selected was at the low to median range of the comparison companies. Mr. Vassell's bonus is equal to varying percentages of specified levels of Pre-Tax Operating Profit ("PTOP"). Mr. Vassell is entitled to 5% of PTOP between $.5 million and $1.0 million and 2% of PTOP over $1.0 million. The bonus percentages were determined by the committee, based upon potential PTOP and the total compensation that would be payable Mr. Vassell in the event bonuses were paid. The resulting potential aggregate compensation is considered reasonable by the committee based on the achieved PTOP and is intended to provide a monetary incentive to Mr. Vassell to maximize Company profits. Mr. Vassell did not participate in any decision regarding his compensation.

     The foregoing report has been submitted by the Company's Compensation Committee. No director has dissented to any information contained herein.

                              William C. Vassell
                                Peter T. Kikis
                               Steven B. Sands

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
                           COMPENSATION DECISIONS

The Company's Compensation Committee is intended to make all recommendations to the Board related to compensation issues with respect to executive officers. It is comprised of William C. Vassell, Peter T. Kikis and Steven B. Sands. While Mr. Vassell will participate in decisions relating to compensation for executive officers, he will not vote on matters relating to his own compensation. Likewise, none of the directors or executive officers serve on the Compensation Committee of any other entity with the exception of Gorden Robinett, who serves on the compensation committee of Uniforce Temporary Personnel, Inc. None of the other members of the Company's Board is an officer, director or employee of Uniforce Temporary Personnel, Inc.

     On February 24, 1995 in connection with the acquisition of United, the Company entered into a subordinated loan agreement with Deltec Development Corporation, a subsidiary of Deltec International S.A. Peter T. Kikis, a director of the Company, is a director of Deltec International S.A. The original principal balance of the loan was $1,500,000 payable over four years at 14% interest. This loan has been satisfied. The $1.5 million of subordinated secured indebtedness was repaid in full on or about March 1, 1999.

     Steven B. Sands is Chairman of Sands Brothers & Co., Ltd. ("Sands Brothers") a broker-dealer and investment banking firm with which the Company has entered into numerous agreements. Sands Brothers was engaged as private placement agent in connection with the Company's 1993 and 1995 private placements.

                             Summary Compensation

     The following table sets forth all plan and non-plan compensation paid to, earned by, or awarded during the fiscal year ended March 31, 1999 to all persons serving as the Company's chief executive officer or similar capacity and its executive officers who received total annual salary and bonus in excess of $100,000 for the fiscal year ended March 31, 1999. Only the compensation for such executive officers is disclosed.

                          SUMMARY COMPENSATION TABLE
                      FOR THE FISCAL YEAR ENDED 3/31/99


                                          Annual Compensation                        Long-Term Compensation
                           ----------------------------------------------------    --------------------------
                           Fiscal                     Other                        Shares          Shares
                           Year                       Annual                       Underlying      Underlying
Name and                   Ended        Annual        Salary                       Warrants        Repriced
Principal Position         March 31     Salary        Compensation      Bonus      Granted         Warrants
------------------         --------     ------        ------------      -------    ----------      --------


Franklyn H. Snitow<F5>
Chief Executive Officer
(Acting)                   1999                0      <F2>                    0            0             0


William C. Vassell<F1>
Chairman of the Board      1997         $150,000      <F2>                    0            0             0
                           1998         $174,579      <F2>                    0            0             0
                           1999         $175,000      <F2>                    0            0             0


Gordon Robinett
Vice Chairman
of the Board and
Former Treasurer           1997         $ 37,692      <F2>                    0            0       227,500<F3>
                           1998         $ 39,923      $54,500<F2><F4>         0            0             0
                           1999         $ 60,000      $37,500<F2><F4>         0            0             0


Eugene U. McDonald
Senior Vice President-
Operations                 1997         $105,270      <F2>              $10,000            0             0
                           1998         $125,794      <F2>              $ 6,620            0             0
                           1999         $112,116      <F2>              $38,016            0             0


Martin Blake               1997         $100,000      <F2>              $22,500            0             0
                           1998         $100,000      <F2>              $15,000            0             0
                           1999         $114,539      <F2>              $64,384            0             0



<F1>  As of February 1, 2000, Mr. Vassell held a total of 1,030,000 shares.

<F2>  All perquisites and other personal benefits, securities or property do not exceed 10% of the total annual salary and bonus of the executive officer.

<F3>  Includes repricing of the: 107,500 shares issued on January 19, 1991, with exercise price at market value of $5.00, reduced to market value of $3.25 as of August 16, 1993 and reduced on July 15, 1996 to $2.50; 60,000 shares issued on April 8, 1991, with exercise price at market value of $3.375, reduced to market value of $3.25 as of August 16, 1993 and reduced on July 15, 1996 to $2.50; and 60,000 shares issued on May 15, 1992, with exercise price at market value of $3.88, reduced to market value of $3.25 as of August 16, 1993 and reduced on July 15, 1996 to $2.50.

<F4>  Mr. Robinett also received $60,000 under his termination agreement (see below).

<F5>  Mr. Snitow is not compensated as an officer of the Company, however,
      Mr. Snitow's law firm has been paid legal fees of approximately $72,500 for the year ended March 31, 1999.



     The following table sets forth the information for the fiscal year ended March 31, 1999, with respect to each exercise of stock options and warrants, and the fiscal year end value of unexercised options and warrants for all persons acting in the capacity of chief executive officer and each of the Company's executive officers whose total annual salary and bonus exceeded $100,000. There were no tandem or free stock appreciation rights outstanding.

                                March 31, 1999
                            OPTION/WARRANT VALUES

                                 Number of             Value of
                                 Shares                Unexercised
                                 Underlying            in-the-money
                                 Warrants              Options at
                                 Outstanding(1)        3/31/99(2)

Name                             Exercisable           Exercisable
----                             -----------           -----------
Franklyn H. Snitow                     0               $   0
Chief Executive Officer
(Acting)

William C. Vassell
Chairman of the Board            125,000(3)            $   0

Gordon Robinett                  227,500               $   0
Vice Chairman of the
Board and Former Treasurer


Eugene U. McDonald                15,000(4)            $   0
Senior Vice President -
Operations

(1) No warrants were exercised by executive officers during the fiscal year ended March 31, 1999.

(2) Values based on the closing sales price of the Company's common stock on February 1, 2000.

(3) Mr. Vassell's warrants expired on May 15, 1999.

(4) Mr. McDonald's options expired on August 15, 1999.

                 Comparison of Cumulative Total Return Among
                Command, NASDAQ Index and Industry Peer Group

     The following graph demonstrates the performance of the cumulative total return to the shareholders of the Company's common stock in comparison to the cumulative total return of companies which trade their securities on The NASDAQ Stock Market (U.S. companies) and an industry peer group defined as those companies with securities traded on NASDAQ with SIC numbers 7380 - 7389 (Miscellaneous Business Services). These companies include Pinkerton's, Inc. and total one hundred ten distinct issues. The Company will provide to any shareholder, upon request, a list of the companies included in the peer group.

               Comparison of Five-Year Cumulative Total Returns
                            Performance Graph for
                         COMMAND SECURITY CORPORATION

Produced on May 4, 1999 including data to 3/31/99

             COMMAND            NASDAQ
             SECURITY           Stock         NASDAQ
             COPORATION         Market        Stocks

3/31/94      100.0              100.0         100.0
3/31/95       50.8              111.3         113.7
3/31/96       32.8              151.1         238.2
3/31/97       50.0              167.8         194.2
3/31/98       32.8              254.4         233.5
3/31/99       37.7              342.4         371.5


Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are re-weighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D. The index level for all series was set to $100.0 on 03/31/94.

       Employment Agreements and Warrants and Termination of Employment
                      and Change of Control Agreements

     The Company has entered into an engagement letter and an indemnification agreement with Mr. Snitow. In accordance with the engagement letter, Mr. Snitow shall be compensated at the rate of $300.00 per hour, plus reimburseable expenses, based on his hourly billing to the Company. The indemnification agreement between the Company and Mr. Snitow provides for the maximum indemnification permitted under New York law, and the Company's Certificate of Incorporation and by-laws. The inclusion of the foregoing information is intended to comply with Section 725(d) of the New York Business Corporation Law.

     The Company has entered into employment agreements with Messrs. Vassell and Robinett. These agreements were amended in April of 1991 and were amended and restated in June of 1991. In September 1992, the terms of these agreements were extended for two years to July 19, 1996, and were further amended as of February 24, 1995, to extend the terms to July 19, 2000. Mr. Robinett's employment agreement terminated on July 19, 1996. Following the resignation in August of 1997 of H. Richard Dickinson, the Company's former Chief Financial Officer and Executive Vice President, Mr. Robinett was engaged on a per diem proration of his prior employment agreement to temporarily perform the functions of Mr. Dickinson until a replacement was approved by the Board. Mr. Robinett worked an average of three days per week and was compensated therefor at the rate of $385 per day. On July 1, 1999, Nathan Nelson was retained as the Company's Chief Financial Officer and Executive Vice President and therefore, Mr. Robinett's employment with the Company ended.

     Pursuant to his employment agreement, as amended as of February 24, 1995, Mr. Vassell serves as Chairman of the Board of the Company and is entitled to an annual salary of $150,000. Mr. Vassell is also entitled to an annual bonus equal to 5% of the Company's pre-tax profit for each fiscal year exclusive of (a) capital gains and losses; (b) the annual bonus; and (c) federal, state and local income and franchise taxes for that year ("Pre-Tax Operating Profit") from $.5 million to $1.0 million, and 2% of all Pre-Tax Operating Profit in excess of $1.0 million. Mr. Vassell is provided with the use of a Company-owned automobile and reimbursement for automobile insurance and operating expenses. Also pursuant to the employment agreement, Mr. Vassell was awarded a warrant to purchase 175,000 shares of Common Stock at a price of $3.375 per share, exercisable on or after March 31, 1992. The warrant expired in April, 1998.

     Mr. Robinett's former employment agreement provided a non-qualified, non-forfeitable five-year stock option to purchase 107,500 shares at a price of $5.00 per share, a warrant to Purchase 60,000 shares at a price of $3.375 per share and a five-year warrant to purchase 75,000 shares at a price of $6.00 per share. The 75,000 share warrant was canceled as a result of certain financial goals not being met for the fiscal year ended March 31, 1992.

     In May, 1992 in recognition of sales and profit achievements for fiscal year 1992, the Board issued to Mr. Vassell a five-year warrant to purchase 125,000 shares at an exercise price of $3.88 per share and issued to Mr. Robinett a five-year warrant to purchase 60,000 shares at an exercise price of $3.88 per share. Also in May 1992, as an incentive for outside directors, the Board of Directors issued to Peter J. Nekos a five-year warrant to purchase 10,000 shares at an exercise price of $3.88 per share. The exercise price of the foregoing warrants was the market value on the date of grant.

     In recognition of certain voluntary salary reductions by Messrs. Vassell and Robinett during 1993, and the contributions of Mr. Nekos, the Board authorized the extension of Mr. Robinett's option and all of Messrs. Vassell's, Robinett's and Nekos' outstanding warrants by two years and the adjustment of the exercise prices under all of their warrants and option to $3.25, the fair market value of the Company's stock as of August 16, 1993 (the date of the extension). Messrs. Vassell's and Nekos' warrants have expired.

     In September of 1992, the Company entered into a compensation continuation agreement with Mr. Vassell in consideration of his agreement to extend the term of his employment for two years. This agreement provides that, if, within specified periods of a Change of Control of the Company (as defined in the agreement) Mr. Vassell's employment is terminated by the Company without Cause (as defined in the agreement), or if Mr. Vassell terminates his employment for Good Reason (as defined in the Agreement), Mr. Vassell will be paid 2.99 times the greater of his annual compensation as in effect on the date of the Agreement or the highest annual compensation for any of the three years preceding the termination. All awards previously granted under any performance incentive plan, the actual payment of which may be deferred, will be vested as a result of the Change of Control and all options and warrants held by Mr. Vassell will become immediately exercisable. Currently, the aggregate amount payable to Mr. Vassell upon his termination in the event of a change in control would be 2.99 times his total compensation of approximately $175,000 for the fiscal year ended March 31, 1999, or approximately $525,000.

     Other than pursuant to the employment agreement and the compensation continuation agreement for Mr. Vassell (see "Certain Relationships and Related Transactions"), there is no compensation plan or arrangement for the benefit of any person named in the Summary Compensation Table that would result from the resignation, retirement or other termination of such person's employment.

     Other than the compensation described above, there are no long-term incentive plans for the persons named in the Summary Compensation Table. Furthermore, the Company did not have a pension plan during the year ended March 31, 1999.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and executive officer of the Company who is subject to
Section 16 of the Securities Exchange Act of 1934, and each other person who beneficially owns more than 10% of the Company's common stock, is required by
Section 16(a) of that Act to report to the Securities and Exchange Commission by a specified date his or her ownership of and transactions in the Company's common stock. Copies of such reports on Forms 3, 4, and 5 must also be provided to the Company. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto, and written representations to the Company with respect to the fiscal year ended March 31, 1999, the Company is not aware of any person who, at any time during the fiscal year ended March 31, 1999, was a director, officer or beneficial owner of more than ten percent (10%) of the Company's common stock and who failed to file reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended March 31, 1999, except that: Messrs. Sands and Saunders have not filed a Form 5 for the fiscal year ended March 31, 1999, and the Company has not received a written representation from these directors that no Form 5 is required.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     A description of the engagement letter and indemnification agreement between the Company and Franklyn H. Snitow, acting president, CEO and director of the Company, is found in "Employment Agreements and Warrants and Termination of Employment and Change of Control Agreements" in the Company's Annual Report for the fiscal year ended March 31, 1999, which is being provided together with this proxy statement.

     Gregory J. Miller has been a director of the Company since 1992. Mr. Miller is general counsel for Goldline Connectors, Inc. and has rendered legal services to the Company during his tenure as a director. Mr. Miller has rendered legal services in connection with various litigation and contractual matters during the last three fiscal years. During each of the last three fiscal years, payments to Mr. Miller for legal services were minimal. It is expected that Mr. Miller will continue to render minimal legal services to the Company from time to time. Management believes that the terms of the various transactions between the Company and Mr. Miller were as favorable as those which might have been obtained from an unaffiliated party.

     Peter T. Kikis became a director of the Company on February 24, 1995, in connection with the acquisition of United. Mr. Kikis is a director of Deltec International, S.A., of which Deltec Development Corporation ("Deltec"), the former lender of the Company's $1.5 million subordinated secured indebtedness obtained in connection with the United acquisition, is an indirect, wholly-owned subsidiary. The terms of the loan agreement provided for interest at the rate of 14% per annum and 16 equal quarterly payments of principal. The $1.5 million of subordinated secured indebtedness was repaid in full on or about March 1, 1999. Deltec received a financing fee of $180,000 in connection with the loan to help defray certain costs, including legal fees, associated with the transaction. Deltec also purchased 3,000 shares of the Company's Series A Convertible Preferred Stock at $165 per share. Management believes that the terms of the various transactions between the Company and Deltec were as favorable as those which might have been obtained from an unaffiliated party.

     Gordon Robinett, a member of the Company's Board and former Treasurer, entered into a Covenant Not-to-Compete with the Company on July 23, 1996 in connection with his termination of employment with the Company. Under that agreement, the Company is to make periodic payments to Mr. Robinett over four years totalling $180,000, the exercise price of Mr. Robinett's options and warrants was reduced to $2.50, and an expiration date was fixed at July 19, 2000. In return, Mr. Robinett is prohibited from directly or indirectly competing with the Company until July 19, 2000. In August of 1997, Mr. Robinett was engaged by the Company on a per diem proration of his prior employment agreement to temporarily perform the functions of Mr. Dickinson until a replacement was approved by the Board. Mr. Robinett worked an average of three days per week and was compensated therefor at the rate of $385 per day. On July 1, 1999, Nathan Nelson was retained as the Company's Chief Financial Officer and Executive Vice President, and therefore, Mr. Robinett's employment with the Company ended.

             SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS
                 FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS

     Shareholder proposals intended for inclusion in the proxy material for the 2000 annual meeting of shareholders, and nominations for directors to be elected at the 2000 annual meeting of shareholders, must be received by the Secretary of the Company at the Company's offices at Route 55, Lexington Park, Lagrangeville, New York 12540 not later than October 19, 2000, and not earlier than September 19, 2000, in order for such proposals and nominations to be included in the proxy material for the 2000 annual meeting of shareholders. The notice of nomination shall contain the following information: (a) the full names and residence and business addresses of each of the proposed nominees; (b) the business experience of each of the proposed nominees for the most recent five (5) years, including principal occupations and employment; (c) name, principal business and size of any entity in which such occupations and employment were carried on; (d) the number of shares of the Company's capital stock owned directly or indirectly by each of the proposed nominees; (e) a description of any legal or administrative proceedings or order or decree any nominee is or has been a party to or is or was subject to during the most recent five (5) years; (f) the name and residence and business address of the shareholder who makes the nomination;
(g) the number of shares of the Company's capital stock owned directly or indirectly by the shareholder who makes the nomination; and (h) any other information regarding each of the nominees required by Schedule 14A of the Securities Exchange Act of 1934, as amended or any successor provision.

                   ADDITIONAL INFORMATION AND OTHER MATTERS

     The Company's financial statements, and Management's Discussion and Analysis thereof, are incorporated herein by reference to the Company's Annual Report for its fiscal year ended March 31, 1999 and to its quarterly report, as amended, for the quarter ended September 30, 1999. The Company's Annual Report is being provided to you together with this proxy statement. Copies of quarterly reports or of any exhibit may be obtained, at a reasonable charge, by writing to the Company at Route 55, Lexington Park, Lagrangeville, New York 12540.

     Management is not aware of any matters to be presented for action at the meeting other than the matters mentioned above, and does not intend to bring any other matters before the meeting. However, if any other matters should come before the meeting, it is intended that the holders of the proxies will vote them according to the discretion of the Company's Board of Directors.

                                       By order of the board of directors,

                                       Debra M. Miller, Secretary

Dated:  February 14, 2000

PROXY                   COMMAND SECURITY CORPORATION                    PROXY
         PROXY FOR THE MARCH 14, 2000 ANNUAL MEETING OF SHAREHOLDERS
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         KNOW ALL PERSONS BY THESE PRESENTS, that I, the undersigned Shareholder of Command Security Corporation, Lagrangeville, New York, do hereby nominate, constitute and appoint David J. Pollitzer and Alexa M. Schumann (neither being an officer or employee of the Company) or any of them (with full power to act alone) my true and lawful attorney(s) with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of said Company, standing in my name on its books on January 25, 2000 at the Annual Meeting of its Shareholders to be held at the Company's executive offices at Route 55, Lexington Park, Lagrangeville, New York at 10:00 a.m. on March 14, 2000, or any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1. To elect the five (5) persons listed below to serve a two-year term.

   _ FOR       _ AGAINST      _ WITHHELD

   Franklyn H. Snitow    William C. Vassell    Gordon Robinett
   Gregory Miller        Peter J. Nekos

   Withhold authority to vote for ___________________________________.

2. To ratify the selection of D'Arcangelo & Co., LLP to serve as auditors for the fiscal year ending March 31, 2000.

   _ FOR       _ AGAINST      _ WITHHELD

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, THE SHARES REPRESENTED HEREBY SHALL BE VOTED FOR THE MATTERS SPECIFICALLY SET FORTH HEREIN. The Proxies are authorized to vote at the direction of the Board of Directors upon such other business as may properly come before such meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE MENTIONED MATTERS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY DELIVERY OF NOTICE OF REVOCATION OR A LATER-DATED PROXY TO DEBRA M. MILLER, SECRETARY OF THE CORPORATION AT ROUTE 55, LEXINGTON PARK, LAGRANGEVILLE, NEW YORK 12540.

DATED:  ______________________

                            ___________________________________________(L.S.)
                            Signature of Shareholder

                            ___________________________________________(L.S.)
                            Signature of Shareholder